Exhibit 99.1
Company Contact
Ryan Hymel, Chief Financial Officer
(571) 529-6113

Playa Hotels & Resorts N.V. Reports Second Quarter 2017 Results

Fairfax, VA, August 4, 2017 – Playa Hotels & Resorts N.V. (the “Company”) (NASDAQ: PLYA) today announced results of operations for the three and six months ended June 30, 2017.

Three Months Ended June 30, 2017 Results

▪	Net Loss was $10.5 million, including $12.5 million loss on extinguishment of debt, compared to Net Income of $9.9 million in the prior year

▪	Net Package RevPAR increased 11.6% over the comparable 2016 period to $207.04, driven by Occupancy growth of 330 basis points and Net Package ADR growth of 7.0%

▪	Resort EBITDA increased 20.5% over the comparable 2016 period to $49.0 million

▪	Resort EBITDA Margin increased 2.9 percentage points over the comparable 2016 period to 35.7%

▪	Adjusted EBITDA increased 22.4% over the comparable 2016 period to $41.0 million

Six Months Ended June 30, 2017 Results

▪	Net Income was $17.1 million, including $12.5 million loss on extinguishment of debt, compared to $46.4 million in the prior year

▪	Net Package RevPAR increased 9.7% over the comparable 2016 period to $238.71, driven by Occupancy growth of 430 basis points and Net Package ADR growth of 4.2%

▪	Resort EBITDA increased 14.6% over the comparable 2016 period to $131.3 million

▪	Resort EBITDA Margin increased 1.8 percentage points over the comparable 2016 period to 42.6%

▪	Adjusted EBITDA increased 15.1% over the comparable 2016 period to $115.5 million

“We are very happy with our Q2 2017 performance on both the top and bottom line. During the period we successfully executed an exchange of our warrants, refinanced our Term Loan and in July closed on the acquisition of a strategic parcel of land in the Dominican Republic. We are making strong progress on our ROI projects and as we look forward, with approximately $195 million of cash on hand and full capacity available under our $100 million credit facility, Playa is positioned to take advantage of opportunities as they emerge.”
– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Recent Developments

▪
Playa successfully exchanged all of the outstanding public and founder warrants for ordinary shares resulting in a total 6,689,309 new ordinary shares for a total of 110,305,064 million shares currently outstanding.

▪
Playa closed on the acquisition of the site for the new Hyatt Zilara Cap Cana and Hyatt Ziva Cap Cana in the luxury development of Cap Cana, in Punta Cana, Dominican Republic. The planned luxury 750-room resort complex will feature both a Hyatt Zilara hotel for adults and a Hyatt Ziva hotel for guests of all ages within the same 40 plus acres’ beachfront site.

Financial and Operating Results

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Total Net Revenue, Resort EBITDA, Corporate Expenses, and Adjusted EBITDA for the three and six months ended 2017 and 2016 for our portfolio:

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	Change		2017	2016	Change
Occupancy	81.9%	78.6%	3.3	pts	84.7%	80.4%	4.3	pts
Net Package ADR	$252.68	$236.16	7.0%		$281.94	$270.56	4.2%
Net Package RevPAR	$207.04	$185.56	11.6%		$238.71	$217.61	9.7%
Total Net Revenue (1)	$137,415	$124,241	10.6%		$307,925	$281,098	9.5%
Resort EBITDA (2)	$49,020	$40,697	20.5%		$131,302	$114,590	14.6%
Resort EBITDA Margin	35.7%	32.8%	2.9	pts	42.6%	40.8%	1.8 pts
Corporate Expenses	$8,001	$7,189	11.3%		$15,810	$14,248	11.0%
Adjusted EBITDA (3)	$41,019	$33,508	22.4%		$115,492	$100,342	15.1%
Adjusted EBITDA Margin	29.9%	27.0%	2.9	pts	37.5%	35.7%	1.8	pts

(1)
Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to Total Revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(2)	A description of how we compute Resort EBITDA and a reconciliation of Net Income to Resort EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(3)
A description of how we compute Adjusted EBITDA and a reconciliation of Net Income to Adjusted EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

Balance Sheet

As of June 30, 2017, the Company held $195.3 million in cash and cash equivalents. Total interest-bearing debt was $890.0 million, comprised of $530.0 million of Term Loan B secured debt due 2024 and $360.0 million of 8.00% Senior Notes due 2020. As of June 30, 2017, there were no amounts outstanding on the Company’s $100.0 million Revolving Credit Facility.

On April 27, 2017, we refinanced our senior secured credit facility, consisting of our $530.0 million New Term Loan priced at 99.75% of the principal amount and our Revolving Credit Facility with a maximum aggregate borrowing capacity of $100.0 million. The proceeds received from the new Term Loan were used to repay our existing term loan and $115.0 million of our Senior Notes due 2020.

Earnings Call

The Company will host a conference call to discuss its second quarter results on Friday, August 4, 2017 at 9:00 a.m. (Eastern Time). The conference call can be accessed by dialing (866) 393-5826 for domestic participants and (954) 320-0070 for international participants. The conference ID number is 58857073. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Friday, August 4, 2017. This replay will run through Friday, August 18, 2017. The access number for a taped replay of the conference call is (855) 859-2056 or (404) 537-3406 using the same conference ID number. There will also be a webcast of the conference call accessible on the Company’s investor relations website at www.investors.playaresorts.com.

About the Company

Playa Hotels & Resorts N.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns a portfolio consisting of 13 resorts (6,130 rooms) located in Mexico, the Dominican Republic and Jamaica. Playa owns and manages Hyatt Zilara and Hyatt Ziva Cancun, Hyatt Zilara and Hyatt Ziva Rose Hall Jamaica, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. Playa also owns and operates three resorts under Playa’s brands, THE Royal and Gran, as well as five resorts in Mexico and the Dominican Republic that are managed by a third party.
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties for a period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total net package revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our total portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
"Net Package RevPAR" is the product of Net Package ADR (as defined above) and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Revenue, Net Package Revenue and Net Non-package Revenue
We derive net revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net revenue is recognized when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized. Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed. Net revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition.
In analyzing our results, our management differentiates between Net Package Revenue and Net Non-package Revenue (as such terms are defined below). Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day. “Net Package Revenue” consists of net revenues derived from all-inclusive packages purchased by our guests. “Net Non-package Revenue” primarily includes net revenue associated with guests' purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package.
The following table shows a reconciliation of Total Net Revenue to Total Revenue for the three and six months ended 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total Net Package Revenue	$115,470	$103,714	$265,092	$243,252
Total Net Non-package Revenue	21,945	20,527	42,833	37,846
Total Net Revenue	137,415	124,241	307,925	281,098
Plus: Compulsory Tips	3,183	3,059	6,740	6,158
Total Revenue	$140,598	$127,300	$314,665	$287,256
EBITDA, Adjusted EBITDA and Resort EBITDA
We define EBITDA, a non-U.S. GAAP financial measure, as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

▪	Other expense (income), net

▪	Impairment loss

▪	Management termination fees

▪	Pre-opening expenses

▪	Transaction expenses

▪	Severance expenses

▪	Other tax expense

▪	Insurance proceeds

▪	Share-based compensation expense

▪	Loss (gain) on extinguishment of debt

We define Resort EBITDA as Adjusted EBITDA before corporate expenses.
We believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense (income), net), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, impairment losses, such as those resulting from hurricane damage, and related revenue from insurance policies, other than business interruption insurance policies, as well as expenses incurred in connection with closing or reopening resorts that undergo expansions or renovations, are infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our "Board") and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
EBITDA, Adjusted EBITDA and Resort EBITDA are not substitutes for net income (loss) or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, EBITDA, Adjusted EBITDA, and Resort EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Form S-1 registration statement, filed May 1, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA and Resort EBITDA for the three and six months ended 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net (loss) income for the period	$(10,530)	$9,854	$17,109	$46,391
Interest expense	14,073	13,458	28,088	27,201
Income tax provision	6,291	(6,335)	19,879	(4,429)
Depreciation and amortization	13,875	12,653	26,285	25,787
EBITDA	$23,709	$29,630	$91,361	$94,950

Other (income) expense, net (a)	$(54)	$1,907	$591	$2,189
Share-based compensation expense	960	—	960	—
Loss on extinguishment of debt	12,526	—	12,526	—
Transaction expense (b)	3,300	1,727	9,300	2,671
Severance expense	442	—	442	—
Other tax expense (c)	247	244	423	662
Jamaica delayed opening accrual (d)	(111)	—	(111)	—
Insurance proceeds (e)	—	—	—	(130)
Adjusted EBITDA	$41,019	$33,508	$115,492	$100,342
Corporate expenses	8,001	7,189	15,810	14,248
Resort EBITDA	$49,020	$40,697	$131,302	$114,590

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.

(b)
Represents expenses incurred in connection with corporate initiatives, such as: the redesign and build-out of our internal controls; other capital raising efforts including the business combination with Pace; and strategic initiatives, such as possible expansion into new markets. We eliminate these expenses from Adjusted EBITDA because they are not attributable to our core operating performance.

(c)
Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.

(d)
Represents a reversal on an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed opening of Hyatt Ziva and Hyatt Zilara Rose Hall. The partial reversal of this accrual occurred throughout 2017.

(e)	Represents a portion of the insurance proceeds related to property insurance and not business interruption proceeds.

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of June 30,	As of December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$195,349	$33,512
Restricted cash	10,273	9,651
Trade and other receivables, net	43,175	48,881
Accounts receivable from related parties	1,522	2,532
Inventories	11,266	10,451
Prepayments and other assets	27,569	28,633
Property, plant and equipment, net	1,387,426	1,400,317
Investments	1,174	1,389
Goodwill	51,731	51,731
Other intangible assets	1,683	1,975
Deferred tax assets	1,818	1,818
Total assets	$1,732,986	$1,590,890
LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Trade and other payables	138,446	145,042
Accounts payable to related parties	3,368	8,184
Income tax payable	10,656	5,128
Debt	878,512	780,725
Debt to related party	—	47,592
Deferred consideration	1,120	1,836
Other liabilities	9,813	8,997
Deferred tax liabilities	76,832	76,832
Total liabilities	$1,118,747	$1,074,336
Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 0 and 28,510,994 shares authorized, issued and outstanding as of June 30, 2017 and December 31, 2016, respectively; aggregate liquidation preference of $0 and $345,951 as of June 30, 2017 and December 31, 2016, respectively)	—	345,951
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 110,109,076 and 50,481,822 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively)	11,780	5,386
Paid-in capital	770,412	349,358
Accumulated other comprehensive loss	(3,761)	(3,719)
Accumulated deficit	(164,192)	(180,422)
Total shareholders' equity	614,239	170,603
Total liabilities, cumulative redeemable preferred shares and shareholders' equity	$1,732,986	$1,590,890

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations and Comprehensive Income
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Package	$118,453	$106,554	$271,409	$249,010
Non-package	22,145	20,746	43,256	38,246
Total revenue	140,598	127,300	314,665	287,256
Direct and selling, general and administrative expenses:
Direct	79,376	73,546	156,482	146,044
Selling, general and administrative	25,041	22,217	53,705	44,203
Depreciation and amortization	13,875	12,653	26,285	25,787
Insurance proceeds	—	—	—	(130)
Direct and selling, general and administrative expenses	118,292	108,416	236,472	215,904
Operating income	22,306	18,884	78,193	71,352
Interest expense	(14,073)	(13,458)	(28,088)	(27,201)
Loss on extinguishment of debt	(12,526)	—	(12,526)	—
Other income (expense), net	54	(1,907)	(591)	(2,189)
Net (loss) income before tax	(4,239)	3,519	36,988	41,962
Income tax (provision) benefit	(6,291)	6,335	(19,879)	4,429
Net (loss) income	(10,530)	9,854	17,109	46,391
Other comprehensive income (loss), net of taxes:
Benefit obligation gain (loss)	$29	$(49)	$(42)	$9
Other comprehensive income (loss)	29	(49)	(42)	9
Total comprehensive (loss) income	$(10,501)	$9,805	$17,067	$46,400
Dividends of cumulative redeemable preferred shares	—	(11,011)	(7,922)	(21,695)
Non-cash dividend to warrant holders	(879)	—	(879)	—
Net (loss) income available to ordinary shareholders	$(11,409)	$(1,157)	$8,308	$24,696
(Losses) earnings per share - Basic	$(0.11)	$(0.02)	$0.08	$0.26
(Losses) earnings per share - Diluted	$(0.11)	$(0.02)	$0.08	$0.26
Weighted average number of shares outstanding during the period - Basic	104,064,220	50,481,822	83,275,443	50,481,822
Weighted average number of shares outstanding during the period - Diluted	104,064,220	50,481,822	83,289,884	50,481,822

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of June 30, 2017
($ in millions)

	Maturity			Applicable Rate	LTM Interest
Debt	Date	# of Years	Debt
Revolving credit facility (1)	Apr-22	4.8	$0.0	4.2%	$0.4
Term loan (2)	Apr-24	6.8	530.0	4.3%	14.2
Senior notes	Aug-20	3.1	360.0	8.0%	37.8
Total debt		5.3	$890	5.8%	$52.4
Less: cash and cash equivalents (3)			(195.3)
Net debt (Face)			$694.7

(1)
As of June 30, 2017, the total borrowing capacity under our revolving credit facility was $100.0 million. The interest rate on our revolving credit facility is L+300 bps with no LIBOR floor. 1-mo LIBOR is currently 1.22%.

(2)	The interest rate on our term loan is L+300 bps with a LIBOR floor of 1%. 3-mo LIBOR is currently 1.31%.

(3)	Based on cash balances on hand as of June 30, 2017.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended June 30, 2017 and 2016

		Occupancy			Net Package ADR			Net Package RevPAR			Total Net Revenue			Resort EBITDA			EBITDA Margin
	Rooms	2017	2016	Pts Change	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change	2017	2016	Pts Change
Yucatàn Peninsula	2,708	88.7%	84.5%	4.2pts	$272.45	$251.08	8.5%	$241.66	$212.04	14.0%	68,927	61,140	12.7%	29,176	24,401	19.6%	42.3%	39.9%	2.4 pts
Pacific Coast	926	73.4%	67.7%	5.7pts	$301.17	$281.91	6.8%	$221.15	$190.97	15.8%	23,073	20,168	14.4%	9,212	5,564	65.6%	39.9%	27.6%	12.3 pts
Caribbean Basin	2,496	77.8%	76.2%	1.6pts	$211.24	$203.06	4.0%	$164.26	$154.70	6.2%	45,413	42,933	5.8%	10,632	10,732	(0.9)%	23.4%	25.0%	(1.6) pts
Total Portfolio	6,130	81.9%	78.6%	3.3 pts	$252.68	$236.16	7.0%	$207.04	$185.56	11.6%	$137,413	$124,241	10.6%	$49,020	$40,697	20.5%	35.7%	32.8%	2.9 pts

Highlights

Yucatán Peninsula

▪	Net Package RevPAR increased 14.0% over the comparable period in the prior year, driven by an increase in Net Package ADR of 8.5% and an increase in occupancy of 420 basis points.

▪	Resort EBITDA increased $4.8 million or 19.6% over the prior year.

▪
Excluding Gran Porto and Hyatt Zilara this increase was due in large part to the strong performance by all of our resorts, which accounted for a $5.6 million increase in Resort EBITDA, with Hyatt Ziva Cancun being the most notable contributor.

▪	This increase was offset by the performance of Gran Porto and Hyatt Zilara Cancun, which accounted for a $0.8 million decrease in Resort EBITDA compared to the prior year.

Pacific Coast

▪	Net Package RevPAR increased 15.8% over the comparable period in the prior year, driven by an increase in Net Package ADR of 6.8% and an increase in occupancy of 570 basis points.

▪	Resort EBITDA increased $3.6 million or 65.6% over the prior year.

▪	This increase was due to increased Resort EBITDA by both hotels in this segment.

Caribbean Basin

▪	Net Package RevPAR increased 6.2% over the prior year, driven by an increase in Net Package ADR of 4.0% and an increase in Occupancy of 160 basis points.

▪	Resort EBITDA decreased $0.1 million, or 0.9%, over the prior year.

▪
This decrease was primarily attributable to the performance of Hyatt Ziva and Zilara Rose Hall. The remaining resorts had Resort EBITDA of $8.4 million, an increase of $0.2 million compared to the prior year.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Six Months Ended June 30, 2017 and 2016

		Occupancy			Net Package ADR			Net Package RevPAR			Total Net Revenue			Resort EBITDA			EBITDA Margin
	Rooms	2017	2016	Pts Change	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change	2017	2016	Pts Change
Yucatàn Peninsula	2,708	89.7%	84.0%	5.7pts	$299.26	$279.94	6.9%	268.34	235.09	14.1%	149,675	132,757	12.7%	72,246	60,799	18.8%	48.3%	45.8%	2.5 pts
Pacific Coast	926	75.5%	68.5%	7.0pts	$335.97	$314.44	6.8%	253.71	215.26	17.9%	51,505	43,057	19.6%	23,484	16,788	39.9%	45.6%	39.0%	6.6 pts
Caribbean Basin	2,496	82.6%	81.0%	1.6pts	$243.19	$246.20	(1.2)%	200.95	199.43	0.8%	106,743	105,280	1.4%	35,572	37,003	(3.9)%	33.3%	35.1%	(1.8) pts
Total Portfolio	6,130	84.7%	80.4%	4.3 pts	$281.94	$270.56	4.2%	$238.71	$217.61	9.7%	$307,923	$281,094	9.5%	$131,302	$114,590	14.6%	42.6%	40.8%	1.8 pts

Highlights

Yucatán Peninsula

▪	Net Package RevPAR increased 14.1% over the comparable period in the prior year, driven by an increase in Net Package ADR of 6.9% and an increase in occupancy of 570 basis points.

▪	Resort EBITDA increased $11.4 million or 18.8% over the prior year.

▪
Excluding Gran Porto and Hyatt Zilara this increase was due in large part to the strong performance by all of our resorts, which accounted for a $13.2 million increase in Resort EBITDA, with Hyatt Ziva Cancun being the most notable contributor.

▪	This increase was offset by the performance of Gran Porto and Hyatt Zilara Cancun, which accounted for a $1.7 million decrease in Resort EBITDA compared to the prior year.

Pacific Coast

▪	Net Package RevPAR increased 17.9% over the comparable period in the prior year, driven by an increase in Net Package ADR of 6.8% and an increase in occupancy of 700 basis points.

▪	Resort EBITDA increased $6.7 million or 39.9% over the prior year.

▪	This increase was due to increased Resort EBITDA by both hotels in this segment.

Caribbean Basin

▪	Net Package RevPAR increased 0.8% over the prior year, driven by an increase in Occupancy of 160 basis points but offset by a decrease in Net Package ADR of 1.2% .

▪
The decrease in Net Package ADR is due to the strategic decision to build and promote occupancy at Hyatt Ziva and Zilara Rose Hall, as well as Dreams Palm Beach at the expense of package rates, which decreased.

▪	Resort EBITDA decreased $1.4 million, or 3.9%, over the prior year.

▪
This decrease was primarily attributable to the performance of Hyatt Ziva and Zilara Rose Hall. The remaining resorts had Resort EBITDA of $25.8 million, an increase of $0.5 million compared to the prior year.

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